For Immediate Release                                    June 12, 2007

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@UCBI.com

UNITED COMMUNITY BANKS MONITORING IMPACT OF
HALTED REAL ESTATE DEVELOPMENT IN NORTH CAROLINA

BLAIRSVILLE, GA, June 12, 2007 - United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, announced that a Wake County, North Carolina Superior Court Judge granted a request by the North Carolina Attorney General to appoint a receiver to take control of companies involved in the development of The Village of Penland, a mountain property near Spruce Pine, North Carolina. In his complaint, Attorney General Roy Cooper alleged that the developers had engaged in deceptive practices while marketing and financing lots in this project. United Community Banks, Inc. (“United”) is one of several financial institutions that loaned money to individuals who acquired lots in this project and a related project, Winery Heights, by the same developers also near Spruce Pine, North Carolina. It appears that these projects will not be completed as originally planned.

United executives discussed the matter today at a previously scheduled Investors Day Conference held at its headquarters in Blairsville, Georgia.

United has 83 individual loans financing lots in these projects, in varying amounts ranging from approximately $71,000 to $1,860,000 with a median loan balance of $185,000 and totaling $23.8 million. The loans are secured by residential building lots in The Village of Penland and Winery Heights. United was not involved in the acquisition or development financing for these projects and does not know whether a substitute developer has been sought, or, if so, what modifications or concessions might be necessary to complete any alternative development plan.

United’s loans are to individual lot purchasers. These loans were underwritten in accordance with United’s credit policy requiring at least a 20 percent down payment of the value of the lot(s) securing the loans. Contrary to these policies, it appears that the developers advanced the down payments to the lot purchasers. In addition, many of these lot purchasers, without United’s knowledge, simultaneously acquired additional lots in these same developments financed by other financial institutions.

Information currently available indicates that 51 of United’s borrowers with total debt outstanding of approximately $12.2 million could likely exhibit varying levels of financial distress in the future due to their total debt and the default of the developers. Prior to the developers’ defaults, many of these borrowers may not have experienced such distress because of side arrangements between them and the developers requiring the developers to make or reimburse them for their monthly payments. These borrowers’ financial situation could cause United’s non-performing loans to increase over time unless the borrowers make monthly payments.

United cannot at this time quantify its likely loss related to these loans or the extent to which all or any portion of such loss may be covered by insurance. While these loans are secured by real estate, United does not believe that the collateral values determined at the time of underwriting which were based on fully developed lots are now realistic in light of the developers’ default and the incomplete status of the projects. In addition, the North Carolina Attorney General’s complaint alleges that the appraisers may have intentionally overstated the properties’ values.

Based on information available concerning the apparent financial condition of the borrowers, United believes at this time that its allowance for loan losses is adequate to absorb any known losses without an additional charge to the provision for loan losses. United is continuing to monitor the borrowers’ financial condition and payment status and will adjust its provision for loan losses if new information and the adequacy of the allowance for loan losses indicates that such an adjustment is required.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has combined assets of approximately $8.0 billion and operates 27 community banks with 108 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company's web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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